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                                                                    EXHIBIT 99.1





Company Contacts:
Mark Johnson - Chairman, President and Chief Executive Officer
Larry McAfee - Executive Vice President and Chief Financial Officer
(713) 285-2700

Investor Relations:
Doug Poretz
(703) 506-1778


                     AIR-CURE TECHNOLOGIES, INC. COMPLETES
                           OHMSTEDE, INC. ACQUISITION


HOUSTON, TEXAS, November 19, 1996 -- Air-Cure Technologies, Inc. (NASDAQ:ATSS) today announced the completion of the acquisition of Ohmstede, Inc., the nation's largest manufacturer of heat exchangers. The acquisition for approximately $52,000,000 was financed by a combination of bank financing and private placement of subordinated debt with warrants.

Air-Cue and Ohmstede's combined pro forma revenues for the three and nine months ended September 30, 1996, were $48,051,000 and $148,101,000, respectively, which compare to Air-Cure's reported revenues of $22,992,000 and $72,185,000, respectively. Combined pro forma net earnings for the three and nine month periods, excluding the first quarter restructuring charge, were $1,069,000 or $.09 per share and $4,669,000 or $.40 per share, respectively. These compare to actual reported net earnings, excluding the restructuring charge of $428,000 or $.04 per share and $2,240,000 or $.19 per share for the respective period.

Chief Executive Officer, Mark Johnson, stated, "When we announced the Company's restructuring plan in the first quarter of this year, it was in anticipation of a major strategic acquisition such as this one. I stated at that time that Air-Cure would be at a $250 million annualized revenue rate by December 31, 1997. We are approximately a year ahead of our plan."

Larry McAfee, Chief Financial Officer, noted, "The acquisition of Ohmstede approximately doubles the Company's revenues and earnings. Air-Cure will continue to focus on the acquisition of companies that are niche market leaders with strong growth potential that complement our existing products and services."

Air-Cure Technologies, Inc. is a rapidly growing supplier of manufactured equipment and engineered systems used in the processing, treatment and movement of gases and liquids. The Company markets its products worldwide through its Hydrocarbon Processing Equipment and Industrial Equipment Divisions.